Exhibit 10.8

ATLAS PIPELINE PARTNERS, L.P

LONG-TERM INCENTIVE PLAN,

AS AMENDED AND RESTATED AS OF JANUARY 14, 2009

PHANTOM UNIT GRANT LETTER

This PHANTOM UNIT GRANT LETTER, dated as of                     , 20     (the “Date of Grant”), delivered by Atlas Pipeline Partners, L.P. (“APL”) to                      (the “Grantee”).

RECITALS

The Atlas Pipeline Partners, L.P. Long-Term Incentive Plan as amended and restated as of January     , 2010 (the “Plan”) provides for the grant of phantom units in accordance with the terms and conditions of the Plan. The Compensation Committee of Atlas Energy, Inc. (the “Committee”), which administers the Plan, has decided to make a grant of phantom units as an inducement for the Grantee to continue in the employ of Atlas Pipeline Partners GP, LLC (the “Company”), APL or their Affiliates (as defined in the Plan) (an “Employer”) and promote the best interests of APL and its unitholders. References in this Grant Letter to the Committee shall include any successor thereto appointed under and in accordance with the Plan.

NOW, THEREFORE, the parties to this Grant Letter, intending to be legally bound hereby, agree as follows:

1. Grant of Phantom Units. Subject to the terms and conditions set forth in this Grant Letter and the Plan, APL hereby grants the Grantee             phantom units, subject to the restrictions set forth below and in the Plan (the “Phantom Units”).

2. Phantom Unit Account. Phantom Units represent hypothetical common units of APL (“Units”), and not actual Units. APL shall establish and maintain a Phantom Unit account, as a bookkeeping account on its records, for the Grantee and shall record in such account the number of Phantom Units granted to the Grantee. No Units shall be issued to the Grantee at the time the grant is made, and the Grantee shall not be, nor have any of the rights or privileges of, a unitholder of APL with respect to any Phantom Units recorded in the account. The Grantee shall not have any interest in any fund or specific assets of APL or the Company by reason of this grant or the Phantom Unit account established for the Grantee.

3. Vesting. The Phantom Units shall be subject to forfeiture until the Phantom Units vest. The Phantom Units shall become vested according to the following schedule, if the Grantee continues to be employed by, or provide service to, an Employer on the applicable vesting date:

Vesting Date	Vested Phantom units

The vesting of the Phantom Units shall be cumulative, but shall not exceed 100% of the Phantom Units. If the foregoing vesting schedule would produce fractional Units, the number of Phantom Units that vest shall be rounded down to the nearest whole Unit.

4. Termination of Phantom Units.

(a) Except as provided below, upon the Grantee’s termination of employment or service with an Employer (“Termination of Employment”) for any reason before all of the Phantom Units vest, any unvested Phantom Units shall automatically terminate and shall be forfeited as of the date of the Grantee’s Termination of Employment. No distribution shall be made with respect to any unvested Phantom Units that terminate as described in this Section 4.

(b) Upon the Grantee’s Termination of Employment by reason of death, any unvested Phantom units shall immediately vest.

(c) If a Change in Control (as defined in Section 15(a) below) occurs, upon the Grantee’s Termination of Employment by an Employer without Cause (as defined in Section 15(b) below) during the one-year period following the Change in Control, any unvested Phantom Units shall immediately vest.

5. Payment of Phantom Units.

(a) If and when the Phantom Units vest, APL shall issue to the Grantee one Unit for each vested Phantom Unit, subject to the Grantee’s tax withholding obligations as described below. Distribution shall be made within 30 days after the vesting date.

(b) The Employer is authorized to withhold from any payment due or transfer made under this Grant Letter or from any compensation or other amount owing to the Grantee, including by payroll deduction, the amount (in cash, Units, other securities or other property as determined by the Committee) of any applicable taxes payable in respect to the Phantom Units, or any payment or transfer under this Grant Letter or the Plan and to take such other action as may be necessary in the opinion of the Employer to satisfy its withholding obligations for the payment of such taxes, all in accordance with Section 13 of the Plan. If the Committee determines that Units (including Units subject to the Phantom Units) may be used to satisfy tax withholding, such Units shall be valued based on their Fair Market Value (as defined in the Plan) when the tax withholding is required to be made; provided, however, that not more than the legally required minimum tax withholding amount may be settled by Unit withholding. If the Grantee fails to pay any required tax withholding amount in the manner specified by the Employer when the Phantom Units become taxable, after receiving written notice from the Employer, the Employer is authorized to cancel such Phantom Units, in which case the Phantom Units shall be forfeited and shall not be paid to the Grantee.

(c) The obligation of APL to deliver Units shall also be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Units upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issue of Units, the Units may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The issuance of Units to Grantee pursuant to this Grant Letter is subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.

6. Distribution Equivalents with respect to Phantom Units. Until such time as the Phantom Units are paid or forfeited, if a distribution is paid by APL on its Units, APL shall pay to the Grantee, in cash, the amount of the corresponding Distribution Equivalent (as defined in the Plan) attributable to the Grantee’s then outstanding Phantom Units. The Distribution Equivalent shall be paid to the Grantee on the date on which the distribution is paid by APL on Units.

7. Change in Control. Upon a Change in Control, the Phantom Units shall not automatically vest, unless the Committee determines otherwise. Instead, Section 4(c) above shall apply and in the event of a Change in Control, the Committee may take such actions as it deems appropriate pursuant to the Plan.

8. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and payment of the Phantom Units are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) the registration, qualification or listing of the Units, (ii) changes in capitalization of APL and (iii) other requirements of applicable law. The Committee shall have the authority to interpret and construe the Phantom Units pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

9. No Employment or Other Rights. The grant shall not confer upon the Grantee any right to be retained by or in the employ or service of any Employer and shall not interfere in any way with the right of any Employer to terminate the Grantee’s employment or service at any time. The right of any Employer to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

10. No Unitholder Rights. Neither the Grantee, nor any person entitled to receive payment in the event of the Grantee’s death, shall have any of the rights and privileges of a Unitholder until certificates for Units have been issued upon payment of Phantom Units.

11. Assignment and Transfers. Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Grantee under this Grant Letter may not be sold, assigned,

encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Phantom Units or any right hereunder, except as provided for in this Grant Letter, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, APL may terminate the Phantom Units by notice to the Grantee, and the Phantom Units and all rights hereunder shall thereupon become null and void. The rights and protections of any Employer hereunder shall extend to any successors or assigns of such Employer. This Grant Letter may be assigned by the Employer without the Grantee’s consent.

12. Applicable Law. The validity, construction, interpretation and effect of this Grant Letter shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

13. Section 409A. This Grant Letter is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exemption, and payments may only be made under this Grant Letter upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. To the maximum extent permitted under Section 409A of the Code, the benefits provided under this Grant Letter are intended to be subject to a “substantial risk of forfeiture” under Section 409A of the Code, and will be paid within the “short term deferral period” following the lapse of the applicable forfeiture conditions. In no event may the Grantee, directly or indirectly, designate the calendar year of a payment. Notwithstanding anything in this Grant Letter to the contrary, if required by Section 409A of the Code, if the Grantee is considered a “specified employee” for purposes of Section 409A of the Code and if payment of any amounts under this Grant Letter is required to be delayed for a period of six months after separation from service pursuant to Section 409A of the Code, payment of such amounts shall be delayed as required by Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum payment within ten days after the end of the six-month postponement period. If the Grantee dies during the six-month postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of the Grantee’s estate within 60 days after the date of the Grantee’s death.

14. Notice. Any notice to APL provided for in this Grant Letter shall be addressed to APL in care of its Chief Legal Officer at its executive offices at 1550 Coraopolis Heights Road, Moon Township, Pennsylvania 15108 or at such other address as to which APL shall have notified Grantee in writing, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Employer, or to such other address as the Grantee may designate to the Employer in writing. Any notice shall be delivered by hand or by a recognized courier service such as FedEx or UPS, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

15. Definitions. As used in this Grant Letter, the following terms shall have the meanings set forth below:

(a) “Change in Control” means the occurrence of any of the following:

(i) the Company or an Affiliate ceases to be the general partner of the Partnership;

(ii) consummation of a merger, consolidation, share exchange, division or other reorganization or transaction of the Partnership, the Company or any Affiliate that is a direct or indirect parent of the Company with any entity, other than a transaction which would result in the voting securities of the Partnership or the Company, as appropriate, outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the combined voting power immediately after such transaction of the surviving entity’s outstanding securities or, in the case of a division, the outstanding securities of each entity resulting from the division;

(iii) the equity holders of the Partnership, the Company or any Affiliate that is a direct or indirect parent of the Company approve a plan of complete liquidation or winding-up of the Partnership;

(iv) consummation of a sale or disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Partnership or any Affiliate that is a direct or indirect parent of the Company to an entity that is not an Affiliate of the Company or the Partnership; or

(v) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board or the board of directors of an Affiliate that is a direct or indirect parent of the Company (including for this purpose any new director whose election or nomination for election or appointment was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board or other board of directors, as applicable.

(b) “Cause” means Cause (or a term of similar import) as defined in an individual Grant Letter to which the Grantee is party, or, if there is none, “Cause” means the Grantee’s: (i) commission of a felony or a crime of moral turpitude; (ii) commission of any act of malfeasance or wrongdoing against any Employer; (iii) a material breach of any Employer’s policies or procedures; (iv) willful and continued failure to perform the Grantee’s material duties; (v) willful misconduct which causes material harm to any Employer or their respective business reputations, including due to any adverse publicity; or (vi) material breach of the Grantee’s obligations under any agreement (including any covenant not to compete) entered into between the Grantee and any Employer. Notwithstanding anything in Section 3(c) of the Plan, following a Change in Control, any determination by the Committee as to whether “Cause” exists shall be subject to de novo review.

16. Applicable Policies. The grant made herein shall be subject to any applicable clawback and other policies established by the Board from time to time.

[SIGNATURES CONTAINED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Phantom Unit Grant Letter has been duly executed as of the Date of Grant.

Attest:	ATLAS PIPELINE PARTNERS, L.P.

	By:	Atlas Pipeline Partners GP, LLC, General Partner
Name:
Title:

I hereby accept the award of Phantom Units described in this Grant Letter, and I agree to be bound by the terms of the Plan and this Grant Letter. I hereby agree that all of the decisions and determinations of the Committee with respect to the Phantom Units shall be final and binding.

Date	Grantee